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                                                                    EXHIBIT 3.1b


                               CAFE ODYSSEY, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 401(3)(b) of the Business Corporation Act of the State of Minnesota, CAFE ODYSSEY, INC. (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and in accordance with the provisions of Section 401(3)(a) of the Business Corporation Act of the State of Minnesota, the Board of Directors of the Company as of June 17, 1999, adopted the following resolution creating a series of preferred stock designated as Series B Convertible Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock, $.01 par value, to be titled the "Series B Convertible Preferred Stock" (the "Preferred Shares") of the Company is hereby created and designated. The number of shares of Preferred Shares shall be 5,000 shares. The voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares, and the qualifications, limitations and restrictions thereof, are as follows:

         1. Designation. The series of preferred stock established hereby shall be designated the "Series B Convertible Preferred Stock" (and shall be referred to herein as the "Preferred Shares") and the authorized number of Preferred Shares shall be 5,000.

         2. Voting Rights. Each holder of Preferred Shares shall have one vote on all matters submitted to the holders of common stock for each share of common stock into which such Preferred Shares would be converted if converted as of the date of such vote. In addition, without the affirmative vote of the holders (acting together as a class) of at least a majority of Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Company shall not alter, change or amend the preferences or rights of the Preferred Shares.

         3. Dividends. In the event that the Company declares or pays any dividends upon the common stock or other capital stock of the Company (whether payable in cash, securities or other property), other than dividends payable solely in shares of common stock, the Company shall also declare and pay to the holders of the Preferred Shares at the same time that it declares and pays such dividends to the holders of the common stock, the dividends which would have been declared and paid with respect to the common stock issuable upon conversion of the Preferred Shares had all of the outstanding Preferred Shares been converted immediately prior to the record date for such dividend or, if no record date is fixed, the date as of which the record holders of common stock entitled to such dividends are to be determined.

         4. Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to receive in cash, out of the assets of the Company, an amount per share for each outstanding Preferred Share equal to the quotient of (a) $20,000,000 divided by (b) the number of Preferred Shares issued pursuant to the Agreement and Plan of Merger dated as of June 1, 1999 between, among others, the Company and popmail.com, inc. (herein, "Liquidation Value"), before any payments shall be made or any assets distributed to the holders of common stock or any other class of shares of the Company ranking junior to the Preferred



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Shares. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay the Liquidation Value, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Preferred Shares upon such liquidation, dissolution or a winding up of the Company, the holders of common stock and Preferred Shares shall then share ratably in all the assets of the Company thereafter remaining. For purposes of this joint distribution of assets to the holders of common stock and the holders of Preferred Shares, each holder of Preferred Shares should be regarded as owning that number of common stock into which such Preferred Shares would then be convertible.

         5.       Conversion Rights.

                  (a) Optional Conversion and Conversion Ratio. A holder of Preferred Shares shall be entitled to convert any or all of such Preferred Shares into common stock at a rate per Preferred Share converted equal to the quotient of (i) the difference of (A) the number of shares of common stock outstanding immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of June 1, 1999 between, among others, the Company and popmail.com, inc.), minus (B) the number of shares issued upon exercise or conversion (which exercise or conversion occurs after May 3, 1999 and prior to the Effective Time) of the Company's Series A 8% Convertible Preferred Stock and the Company's Class A Warrants, divided by (ii) 2,024 (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment pursuant to Sections 8(a) and (b).

                  (b) Conversion Mechanics. In order to exercise the conversion privilege, a holder of Preferred Shares shall (1) notify the Company in writing of such holder's intent to convert a specified portion of such shares (the "Conversion Notice" and the date of such notice which shall be the same or, at the election of the holder, later than the date notice is given, the "Conversion Notice Date") and (2) provide, on or prior to the Conversion Notice Date, to the Company at its principal office the certificate evidencing the Preferred Shares being converted, duly endorsed to the Company and accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such Shares. Preferred Shares converted at the option of the Holder shall be deemed to have been converted on the day of receipt by the Company of the certificate representing such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of the holder of such Preferred Shares other than the right to receive shares of common stock upon conversion of the Preferred Shares pursuant to the terms hereof, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of common stock issuable upon conversion. As promptly as practicable on or after the Conversion Date, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of full shares of common stock to which he or she shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided, and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into common stock.

         6. Registration Rights. As soon as practicable after the filing of this Certificate of Designation with the Secretary of State of the State of Minnesota, the Company will file a registration statement on Form S-3 (the "Registration Statement") to register the common stock issuable upon conversion of the Preferred Shares under the Securities Act of 1933 and the blue sky laws of those states as are reasonably selected by holders of the Preferred Shares. The Company shall use its best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission and any such state as soon as practicable. The Company agrees to keep the Registration Statement effective and current until the earlier to occur of (i) the date all the common stock is sold or (ii) the date all the common stock may be sold under Rule 144(k)


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under the Securities Act. Except as set forth in the following sentence, the
Company will bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the Commission and any state reasonably selected by holders of the Preferred Shares. The holders of the Preferred Shares shall pay all fees, disbursements and expenses of any counsel or expert retained by such holders and all underwriting discounts and commissions, filing fees and any transfer or other taxes relating to the common stock included in the Registration Statement.

         7. Preemptive Rights. Holders of Preferred Shares shall have no preemptive rights with respect to any future issuances of securities by the Company. Notwithstanding the foregoing, the Company shall not issue any shares of capital stock ranking senior to the Preferred Shares with respect to dividends or liquidation without the consent of the holders of a majority of the outstanding Preferred Shares.

         8.       Other Terms of Series B Convertible Preferred Shares.

                  (a) Consolidation, Merger, Exchange, etc. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with any person or entity, or the sale of all or substantially all of its assets to any person or entity, shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of common stock of the Company, such shares of stock, securities, cash or other assets as would have been issued or payable with respect to or in exchange for such number of shares of common stock receivable upon a conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or other assets thereafter receivable upon the conversion of such Preferred Shares. The Company shall not effect any such reorganization, reclassification, consolidation, merger or sale, unless prior to the consummation thereof the surviving entity (if other than the Company), the entity resulting from such consolidation or person or entity purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the books of the Company, the obligation to deliver to such holders such shares of stock, securities, cash or other assets as, in according to the foregoing provisions, such holders may be entitled to receive.

                  (b) Stock Split, Stock Dividend, Recapitalization, etc. If the Company, at any time while any Preferred Shares are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its common stock or of capital stock of any class) or in rights to purchase its stock or other securities if such rights are not separable from the common stock except upon the occurrence of a contingency, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of common stock any shares of capital stock of the Company, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock, rights or other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any


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adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (c)      Notice of Certain Events.  If:

                           (i) the Company shall declare a dividend (or any other distribution) on its common stock; or

                           (ii)  the Company shall declare a special
                                 nonrecurring cash dividend on or a redemption of its common stock; or

                           (iii) the Company shall authorize the granting to all
                                 holders of the common stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the common stock of the Company (other than a subdivision or combination of the outstanding shares of common stock), any consolidation or merger to which the Company is a party, any sale or transfer of all of substantially all of the assets of the Company, or any compulsory share exchange whereby the common stock is converted into other securities, cash or property; or

                           (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall mail to the holders of Preferred Shares, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants or, if a record is not to be taken, the date as of which the holders of common stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and (z) the date as of which it is expected that holders of common stock shall be entitled to exchange such shares of common stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                  (d) Financial Reports. Within 45 days following the end of each fiscal quarter (except for the fourth fiscal quarter), the Company shall furnish an unaudited consolidated statement of operations for such quarter and an unaudited consolidated balance sheet as of the last day of such quarter to holders of Preferred Shares. Within 90 days following the end of each fiscal year, the Company shall furnish audited financial statements to holders of Preferred Shares.

                  (e) No Fractional Shares. No fractional shares or script representing fractional shares of common stock shall be issued upon conversion of Preferred Shares. If more than one certificate


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representing Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered. Instead of any fractional share of common stock that would otherwise be issuable upon conversion of any Preferred Shares, the Company will pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of common stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the common stock is traded on the Nasdaq SmallCap Market, shall be the reported last sale price on the Nasdaq SmallCap Market) at the close of business on the business day prior to the day of conversion.

                  (f) Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of its common stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all Preferred Shares from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Minnesota, increase the authorized number of shares of common stock if at any time the number of shares of common stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding Preferred Shares. If the common stock is traded on the Nasdaq SmallCap Market or listed on any national securities exchange, the Company will, if permitted by the rules of such market or exchange, include or list and keep included in or listed on such market or exchange, upon official notice of issuance, all shares of common stock issuable upon conversion of the Preferred Shares. The Company will pay any and all issuance or other taxes that may be payable in respect of any issuance or delivery of shares of common stock on conversion of the Preferred Shares. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of common stock (or other securities or assets) in a name other than that in which the Preferred Shares so converted were registered.

























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         IN WITNESS WHEREOF, Cafe Odyssey, Inc. has caused this Certificate to be duly executed in its corporate name on this 22nd day of June, 1999.

                                CAFE ODYSSEY, INC.


                                By: s/ R. K. Fuller
                                   ----------------------------------
                                Its:   PRESIDENT
                                    ---------------------------------






































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